UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              July 30, 2019

Sunwin Stevia International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53595	56-2416925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Shengwang Avenue, Qufu, Shandong China	273100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 537-4424999

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On July 30, 2019, Sunwin Stevia International, Inc.'s (the "Company" "we", "us" or "our") wholly owned subsidiary Qufu Natural Green Engineering Co., Ltd. ("Qufu Natural Green") entered into a management agreement with Na Li, an unaffiliated individual(the "Buyer") for the sale of 100% equity ownership of Qufu Shengwang Stevia Biology and Science Co., Ltd. ("Qufu Shengwang"), a wholly owned subsidiary of Qufu Natural Green.

Qufu Shengwang is a manufacture and seller of Chinese medicine products. In the recent quarters Qufu Shengwang has been operating at a net loss and Company and its Board of Directors have determined that it is in the Company's best interest to focus its resources and efforts in the sales of its stevia products. Per the Asset Transfer Agreement, the Buyer will pay to Qufu Natural Green a total cash consideration of RMB 8,000,000, payable in 2 installments of RMB 5,000,000 on July 30, 2019 and RMB 3,000,000 on Sept 30, 2019. The Buyer will assume all assets and liability of Qufu Shengwang, and Qufu Natural Green shall assist in completing all documents needs for the equity transfer after confirmed receipt of the first payment.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.31	Translation of the Asset Transfer Agreement dated July 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNWIN STEVIA INTERNATIONAL, INC.
Date: August 5, 2019	By: /s/ Dongdong Lin
Dongdong Lin, Chief Executive Officer